Exhibit 99.1

NEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2003 ANNUAL

AND FOURTH QUARTER RESULTS

Atlanta, Georgia (September 29, 2003) – SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings of $461,000 or $0.09 per fully diluted share for the quarter ended June 30, 2003, compared to net earnings of $56,000 or $0.01 per fully diluted share for the quarter ended June 30, 2002. For the year ended June 30, 2003, SunLink reported net earnings of $553,000 or $0.10 per fully diluted share compared to net earnings of $833,000 or $0.17 per fully diluted share for the year ended June 30, 2002.

SunLink reported earnings from continuing operations for its fourth fiscal quarter ended June 30, 2003 of $470,000 or $0.09 per fully diluted share compared to earnings of $118,000 or $0.02 per fully diluted share for the quarter ended June 30, 2002. For the year ended June 30, 2003, SunLink reported earnings from continuing operations of $276,000 or $0.05 per fully diluted share compared to a loss from continuing operations of $98,000 or $0.02 per share for the year ended June 30, 2002.

The Company’s operating profit for the quarter ended June 30, 2003 was $964,000 compared to an operating profit for the quarter ended June 30, 2002 of $1,000,000. The operating profit margin (operating profit as a percentage of net revenues) was 3.7% for the current year’s quarter versus 4.6% in last year’s quarter. For the year ended June 30, 2003, excluding an asset impairment charge of $1,562,000, and settlements and cost report filings of prior year third-party payor issues ($1,580,000 and $881,000 for the years ended June 30, 2003 and 2002, respectively), the adjusted operating profit margin was $3,425,000 or 3.5% of net revenues versus $2,098,000 or 2.4% last year.

Consolidated net revenues for the three months ended June 30, 2003 were $25,997,000 and $21,794,000, respectively, an increase of 19.3% in the current year’s quarter. The increased net revenues and operating profit resulted from a 29.3% increase in admissions, a 12.9% increase in equivalent admissions and a 25.9% increase in surgeries. Over the past 29 months, since the Company acquired its current six hospitals, it has added 30 net additional physicians to the medical staffs of its facilities (including two additional physicians in the most recent completed quarter) who contributed much of the increased volume.

Consolidated net revenues for the fiscal years ended June 30, 2003 and 2002 were $99,201,000 and $87,165,000 respectively, an increase of 13.8% in the current year. Admissions increased 15.4%, equivalent admissions increased 11.1% and surgeries increased 18.4% for the year ended June 30, 2003 compared with the prior year.

Operating expenses increased 20.4% for the quarter ended June 30, 2003 and 2002 from the comparable period of the prior year, to $25,033,000 from $20,794,000, due primarily to the increased patient volume. Operating expenses as a percentage of net revenues increased .9% for the three months ended June 30, 2003 compared to the same period last year, to 96.3% from 95.4%. Increased costs of newly recruited physicians of approximately $320,000 contributed to this increase. For the year ended June 30, 2003, adjusted operating expenses (excluding the asset impairment charge) increased 11.9% compared to the same period last year, but decreased 1.6% as a percentage of net revenues to 95.0% from 96.6%.

In the year ended June 30, 2003, earnings from discontinued operations of $277,000 included a tax capital loss carry-back on the disposal of the Company’s former Housewares segment. In the year ended June 30, 2002, the Company reported earnings from discontinued operations of $931,000 which included an $846,000 gain on the sale of an investment from its former Life Sciences and Engineering segment.

In the year ended June 30, 2003, SunLink expended $15,538,000 for capital expenditures, primarily for the new replacement hospital in Jasper, Georgia, (which opened in May 2003) and a new emergency room at North Georgia Medical Center in Ellijay, Georgia, (which opened in January 2003).

Financing for the capital expenditures was provided by SunLink’s revolving line of credit, term loans, and internally generated funds.

On August 11, 2003, SunLink filed a final amendment to its preliminary joint Proxy/Registration Statement on Form S-4 relating to its previously announced merger with HealthMont, Inc. with the Securities and Exchange Commission. Completion of the pending acquisition of HealthMont, Inc. and its two hospitals is still subject to financing arrangements that are expected to be completed by September 30, 2003 or shortly thereafter. Upon completion of the acquisition, SunLink will operate eight community hospitals with an aggregate of 437 beds.

SunLink Health Systems, Inc. currently operates six community hospitals and related businesses in the southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves.

The Company will conduct a conference call on October 1, 2003 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 800-391-9281. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-800-839-6713 and entering passcode 5881306 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003.

(continued)

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2003 ANNUAL AND FOURTH QUARTER

RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2002	2003	2002
Net Revenues	$25,997	$21,794	$99,201	$87,165
Cost of Patient Service Revenues:
Salaries, wages and benefits	12,212	10,355	46,253	41,961
Provision for bad debts	2,689	2,633	11,102	10,425
Supplies	3,045	2,460	11,604	9,776
Purchased services	2,088	1,742	7,797	7,338
Other operating expenses	3,937	2,605	13,634	11,534
Rents and leases	582	533	2,255	2,131
Depreciation and amortization	490	459	1,560	1,353
Asset impairment charge	—	—	1,562	—
Gain on sales of property & equipment	(10)	7	(10)	(332)

Operating Profit	964	1,000	3,444	2,979
Acquisition expenses	—		(411)
Interest Income (Expense)—net	(476)	(756)	(2,510)	(2,951)

Earnings from Continuing Operations Before Income Taxes	488	244	523	28
Income Tax Expense	(18)	(126)	(247)	(126)

Earnings (Loss) from Continuing Operations	470	118	276	(98)
Discontinued Operations:
Earnings on disposal of Housewares Segment	—	—	331	170
Earnings (Loss) on operations of Life Science and Engineering Segment	(9)	(62)	(54)	761

Earnings (Loss) from Discontinued Operations	(9)	(62)	277	931

Net Earnings	$461	$56	$553	$833

Earnings (Loss) Per Share from Continuing Operations:
Basic	$0.09	$0.02	$0.06	$(0.02)

Diluted	$0.09	$0.02	$0.05	$(0.02)

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.00)	$(0.01)	$0.06	$0.19

Diluted	$(0.00)	$(0.01)	$0.05	$0.19

Net Earnings Per Share:

Basic	$0.09	$0.01	$0.11	$0.17

Diluted	$0.09	$0.01	$0.10	$0.17

Weighted Average Common Shares Outstanding:
Basic	5,015	4,990	5,002	4,980

Diluted	5,268	5,461	5,290	4,980

SUMMARY BALANCE SHEETS	June 30, 2003	June 30, 2002

ASSETS
Cash	$1,773	$5,719
Other Current Assets	15,853	13,843
Property Plant and Equipment, net	39,668	28,596
Long-term Assets	2,159	413

	$59,453	$48,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$23,840	$16,511
Long-term Debt and Other Noncurrent Liabilities	29,140	26,105
Shareholders’ Equity	6,473	5,955

	$59,453	$48,571

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2003 ANNUAL AND FOURTH QUARTER

RESULTS

Amounts in 000’s, except per share amounts

Reconciliation of GAAP to Non-GAAP Financial Data (A)	Twelve Months Ended June 30,
	2003	2002
Adjusted net revenues:
Net revenues as reported	$99,201	$87,165
Third party payor issues	(1,580)	(881)

Adjusted net revenues	$97,621	$86,284

Adjusted operating expenses:
Operating expenses as reported	$95,758	$84,186
Asset impairment charge	(1,562)

Adjusted operating expenses	$94,196	$84,186

Adjusted operating profit:
Adjusted net revenues	$97,621	$86,284
Adjusted operating expenses	94,196	84,186

Adjusted operating profit	$3,425	$2,098

Adjusted operating profit margin	3.5%	2.4%

Adjusted operating expenses	$94,196	$84,186

% increase	11.9%

Adjusted operating expenses	$94,196	$84,186
Net revenues as reported	99,201	87,165

Adjusted operating expenses as a percent of net revenue	95.0%	96.6%

(A)	To the extent non-GAAP information is included in the press release, such information is included because the Company believes such information is of interest to the investment community because such information provides additional methods of evaluating SunLink’s performance from period to period on a comparable basis not otherwise apparent on a GAAP basis, many one-time or infrequent charges do not meet the GAAP definition of unusual or extraordinary items.